Exhibit (g)(2)
AMENDED AND RESTATED INVESTMENT ADVISORY AND
ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN
MSC INCOME FUND, INC.
AND
MSC ADVISER I, LLC

This Amended and Restated Investment Advisory and Administrative Services Agreement (the “Agreement”) is made as of the ____ day of _____ 202_ (the “Effective Date”), by and between MSC INCOME FUND, INC., a Maryland corporation (the “Company”), and MSC ADVISER I, LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);
WHEREAS, the Company and the Adviser are party to that certain Investment Advisory and Administrative Services Agreement dated as of October 30, 2020 (the “Original Agreement”); and
WHEREAS, the Company and the Adviser desire to amend and restate the Original Agreement in its entirety by entering into, and as set forth in, this Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree that the Original Agreement is hereby amended and restated in its entirety to read as follows effective as of the Effective Date (and that the Original Agreement shall be of no further force and effect whatsoever as of and after the Effective Date):
1.Duties of the Adviser.
(a)Retention of the Adviser. The Company hereby appoints the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (collectively, the “Board”), for the period and upon the terms herein set forth:
(i)in accordance with the investment objectives, policies and restrictions that are set forth in the Company’s periodic reports, proxy statements, registration statements, as amended from time to time, and other documents that the Company files with the Securities and Exchange Commission (the “SEC”);
(ii)in accordance with the Investment Company Act and the rules and regulations thereunder, subject to the terms of any exemptive order applicable to the Company; and
(iii)in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s articles of incorporation and bylaws, in each case as amended from time to time.
(b)Responsibilities of the Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, provide the following advisory services to the Company (the “Advisory Services”):
(i)determine the composition and allocation of the investment portfolio of the Company, the nature and timing of any changes therein and the manner of implementing such changes;
(ii)identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)execute and close the acquisition of, and monitor and service, the Company’s investments;
(iv)determine the securities and other assets that the Company shall purchase, retain, or sell;
(v)perform due diligence on prospective investments and portfolio companies;
(vi)provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably request or require for the investment of its funds; and
(vii)to the extent required under the Investment Company Act, on the Company’s behalf provide significant managerial assistance to those portfolio companies to which the Company is required as a BDC to provide such assistance under the Investment Company Act, including, without limitation, utilizing appropriate personnel of the Adviser to, among other things, participate in board and management meetings of the Company’s portfolio companies, consult with and advise officers of the Company’s portfolio companies and provide other organizational and financial consultation to the Company’s portfolio companies.
(c)Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Company to provide the Advisory Services enumerated herein to the fullest extent, including, without limitation, the power and authority to effectuate its investment decisions for the Company, including the negotiation, execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to procure debt or other financing (or to refinance existing debt or other financing), the Adviser shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments or obtain financing on behalf of the Company through a special purpose vehicle or a tax blocker subsidiary, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle or tax blocker subsidiary and to make investments or obtain financing through such special purpose vehicle or tax blocker subsidiary in accordance with applicable law. The Company also grants to the Adviser the power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to perform the Advisory Services enumerated herein and to otherwise carry out its duties pursuant to this Agreement.
(d)Administrative Services. Subject to the supervision, direction and control of the Board, the provisions of the Company’s articles of incorporation and bylaws (in each case as amended from time to time), and applicable federal and state law, in addition to the Advisory Services, the Adviser shall perform, or cause to be performed by other persons, all administrative services required to be performed in connection with the proper conduct and operation of the business of the Company, including, but not limited to, legal, accounting, tax, insurance and investor relations services and other services described in Section 2(b) below (“Administrative Services”).
(e)Acceptance of Appointment. The Adviser hereby accepts appointment as the investment adviser and administrator of the Company and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.
(f)Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Company. Specifically, but not by way of limitation, the Adviser may retain a Sub-Adviser to identify, evaluate, negotiate and structure prospective investments, perform, or cause to be performed, due diligence procedures and provide due diligence information to the Adviser, make investment and portfolio management recommendations for approval by the Adviser, monitor the Company’s investment portfolio and provide certain ongoing administrative services.
(i)The Adviser and not the Company shall be responsible for any compensation for Advisory Services payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to the Adviser under this Agreement.
(ii)Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and the Advisers Act, including, without limitation, the requirements of the Investment Company Act relating to Board and Company stockholder approval thereunder, and other applicable federal and state law.
(iii)Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.
(g)Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company. Nothing contained herein shall be deemed to create a partnership, joint venture or employer-employee relationship between the Company and the Adviser, the Company and any Sub-Adviser or the Adviser and any Sub-Adviser, and the Company and the Adviser shall for tax purposes treat the relationship created hereby as a principal-independent contractor relationship.
(h)Record Retention. Subject to review by and the overall control of the Board, the Adviser, in its capacity as adviser and administrator to the Company hereunder, shall keep and preserve for the period required by the Investment Company Act and the Advisers Act any books and records relevant to the activities performed by the Adviser hereunder and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act and the rules thereunder, including with respect to the Company’s portfolio transactions and activities performed by it as the Company’s administrator, and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall be promptly surrendered to the Company upon the Company’s written request and upon termination of this Agreement pursuant to Section 9 herein. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Company.
2.Payment or Reimbursement of Costs and Expenses.
(a)Expenses of Providing Advisory Services. Subject to the limitations on expense reimbursement of the Adviser as set forth in the last sentence of this Section 2(a) and in Section 2(c), the Company, either directly or through reimbursement to the Adviser, shall bear all costs and expenses of its investment operations and its investment transactions, including, without limitation, all third-party fees and expenses incurred by the Adviser in connection with its provision of the Advisory Services to the Company hereunder, including travel and related expenses incurred by the Adviser in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of the Company and third-party fees and expenses in monitoring the Company’s investments and performing due diligence on the Company’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments, including expenses related to unsuccessful portfolio acquisition efforts. Notwithstanding the foregoing, the costs of all personnel of the Adviser, when and to the extent engaged in providing Advisory Services (but not Administrative Services) hereunder, and the compensation and routine overhead expenses of such personnel allocable to such Advisory Services, shall be provided and paid by the Adviser and shall not be paid separately or reimbursed by the Company.
(b)Administrative Expenses. Subject to the limitations on reimbursement of the Adviser as set forth in Section 2(a) hereof, and in addition to the compensation paid to the Adviser pursuant to Section 3 in its role as investment adviser to the Company, the Company, either directly or through reimbursement to the Adviser, shall bear all other costs and expenses of its organization and operations and administration. Without limiting the generality of the foregoing, the Company shall pay or reimburse to the Adviser all fees, expenses and costs incurred in connection with any registration, offer and sale of the Company’s common stock (the “Common Shares”) or other securities, including (without limitation) registration fees, fees and expenses of qualifying the securities for sale under applicable federal and state laws, attorney and accountant fees related to the registration and offering of the securities, printing costs, mailing costs, salaries of employees while engaged in sales activity, charges of transfer agents and all other organization and offering expenses. In addition, the Company shall pay or reimburse to the Adviser all costs and expenses related to the day-to-day administration and management of the Company not related to the Advisory Services (“Administrative Expenses”). Without in any way limiting the foregoing, such costs and expenses shall include the following: the actual cost of the personnel of the Adviser or its affiliates performing the functions of chief financial officer and chief compliance officer and other personnel of the Adviser or its affiliates engaged to provide Administrative Services or professional services for the Company in-house (including legal services, tax services, internal audit services, technology-related services and services in connection with compliance with federal and state laws) including, without limitation, direct compensation costs, including the allocable portion of salaries, bonuses, benefits and other direct costs associated therewith, and related overhead costs, including rent, allocated by the Adviser to the Company in a reasonable manner, without markup (the “Internal Administrative Expenses”); amounts paid to third parties for any Administrative Services; the cost of determining the value of the Company’s investments and calculating the Company’s net asset value, including the cost of any third-party valuation firms; the cost of effecting sales and repurchases of Common Shares and other securities; any exchange listing fees; the cost and related expenses of procuring debt or other financing; federal, state and local taxes; independent directors’ fees and expenses; all travel and related expenses of directors, officers and agents and employees of the Company and the Adviser, incurred in connection with attending meetings of the Board or holders of securities of the Company or performing other business activities that relate to the Company; costs of proxy statements; stockholders’ reports and notices; costs of preparing government filings, including periodic and current reports with the SEC; the fidelity bond, liability insurance and other insurance premiums; and direct costs such as printing, mailing, long distance telephone and staff costs associated with the Company’s reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002; fees and expenses associated with accounting, independent audits and outside legal costs; and all other expenses incurred in connection with Administrative Services for the Company. In the event that any affiliate of the Adviser incurs such costs or expenses on behalf of the Company, the Company shall pay such affiliate to the same extent it would be obligated to pay the Adviser directly had the Adviser incurred and paid such cost or expense, and any such affiliate of the Adviser shall be an intended third-party beneficiary of this Agreement for purposes of establishing such party’s right to payment hereunder. Specifically, Main Street Capital Corporation and certain subsidiaries or affiliates thereof may incur, advance and/or pay such costs and expenses. Notwithstanding the foregoing, the Company shall not, and shall not be obligated, to reimburse the Adviser for Internal Administrative Expenses in an amount that exceeds on a quarterly basis the product obtained by multiplying (x) the value of the Company’s total assets(including cash and cash equivalents) at the end of each calendar quarter by (y) the applicable “Annual Basis Point Rate” set forth in the below table (the “Internal Administrative Expense Cap”):

Total Assets	Annual Basis Point Rate
$0 – $500 million	6.0
Over $500 million – $1.25 billion	5.125
Greater than $1.25 billion	4.5

(c)Portfolio Company Compensation. In certain circumstances, the Adviser, any Sub-Adviser, or any of their respective affiliates, may receive compensation from a portfolio company in connection with the Company’s investment in such portfolio company. Any compensation received by the Adviser, any Sub-Adviser, or any of their respective affiliates attributable to the Company’s investment in any portfolio company in excess of any of the limitations in or exemptions granted from the Investment Company Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Adviser, any Sub-Adviser, or the Company by the SEC shall be delivered promptly to the Company and the Company shall retain such excess compensation for the benefit of its stockholders.
3.Compensation of the Adviser. The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may, in its sole discretion, agree to temporarily or permanently waive, defer, or reduce, in whole or in part, the Base Management Fee and/or the Incentive Fee. See Appendix A for examples of how the Incentive Fee is calculated.
(a)Base Management Fee.
(i)Commencing on the Effective Date, the Base Management Fee shall be calculated at an annual rate of 1.5% of the Company’s average total assets (including cash and cash equivalents), payable quarterly in arrears, and shall be calculated based on the average value of the Company’s total assets (including cash and cash equivalents) at the end of the two most recently completed calendar quarters. The determination of total assets will reflect changes in the fair value of portfolio investments reflecting both unrealized appreciation and unrealized depreciation. All or any part of the Base Management Fee not taken as to any quarter shall be deferred without interest and may be taken in such other quarter as the Adviser shall determine, unless the Adviser expressly and in writing delivered to the Company permanently waives receipt of such Base Management Fee, in which event the Company shall forever be relieved of the obligation to pay such Base Management Fee for such quarter. The Base Management Fee for any partial quarter shall be appropriately pro-rated.

(ii)Notwithstanding the foregoing, the Base Management Fee will be reduced to an annual rate of (i) 1.25% of the average value of the Company’s total assets (including cash and cash equivalents) commencing with the first full calendar quarter following the date on which the aggregate fair value of the Company’s investments in its lower middle market investment strategy (“LMM Portfolio Investments”) falls below 20% of the Company’s total investment portfolio at fair value, and (ii) 1.00% of the average value of the Company’s total assets (including cash and cash equivalents) commencing with the first full calendar quarter following the date on which the aggregate fair value of the Company’s LMM Portfolio Investments falls below 7.5% of the Company’s total investment portfolio at fair value.
(b)Incentive Fee. Commencing on the Effective Date, the Incentive Fee shall consist of two parts: (1) a subordinated incentive fee on income, and (2) an incentive fee on capital gains. The Incentive Fee for any partial quarter shall be appropriately pro-rated. Each part of the Incentive Fee is outlined below:
(i)The first part of the Incentive Fee, referred to as the subordinated incentive fee on income, will be calculated and payable quarterly in arrears based on the Company’s pre-incentive fee net investment income for the immediately preceding quarter. The payment of the subordinated incentive fee on income will be subject to pre-incentive fee net investment income for the previous quarter, expressed as a quarterly rate of return on net assets of the Company at the beginning of the most recently completed calendar quarter, exceeding 1.5% (6.0% annualized), subject to a “catch up” feature (as described below). For this purpose, pre-incentive fee net investment income means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, Administrative Services expenses, the expenses payable under any other administration or similar agreement and any interest expense and dividends paid on any issued and outstanding preferred stock and any income tax expense on the Company’s net investment income and any excise tax, but excluding any income tax expense or benefit on the Company’s realized capital gains, realized capital losses or unrealized capital appreciation or depreciation and the Incentive Fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation, or any income tax expense or benefit related to such items. The calculation of the subordinated incentive fee on income for each quarter is as follows:
•No subordinated incentive fee on income shall be payable to the Adviser in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed the hurdle rate of 1.5% (or 6.0% annualized);
•50% of the Company’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 2.307692% in any calendar quarter (9.230769% annualized) shall be payable to the Adviser. This portion of the subordinated incentive fee on income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 17.5% on all of the Company’s pre-incentive fee net investment income as if the hurdle rate did not apply when the pre-incentive fee net investment income exceeds 2.307692% (9.230769% annualized) in any calendar quarter; and

•For any quarter in which the Company’s pre-incentive fee net investment income exceeds 2.307692% (9.230769% annualized), the subordinated incentive fee on income shall equal 17.5% of the amount of the Company’s pre-incentive fee net investment income, as the hurdle rate and catch-up will have been achieved.

(ii)The second part of the Incentive Fee, referred to as the incentive fee on capital gains, shall be an incentive fee on realized capital gains earned on liquidated investments from the Company’s investment portfolio, net of any income tax expense associated with such realized capital gains, and shall be determined and payable in arrears as of the end of each calendar year (or upon termination of the Agreement). This fee shall equal (a) 17.5% of the Company’s incentive fee capital gains, which shall equal the Company’s realized capital gains (net of any related income tax expense) on a cumulative basis from the Effective Date, calculated as of the end of each calendar year thereafter (or upon termination of the Agreement), computed net of (1) all realized capital losses on a cumulative basis (net of any related income tax benefit) from the Effective Date, and (2) unrealized capital depreciation (net of any related income tax benefit) on a cumulative basis from the Effective Date, less (b) the aggregate amount of any previously paid capital gain incentive fees from the Effective Date. For purposes of calculating each component of the Company’s incentive fee capital gains under this Section 3(b)(ii), (1) the cost basis for any investment held by the Company as of the Effective Date shall be deemed to be the fair value for such investment as of the most recent quarter end immediately prior to the Effective Date and, with respect to any investment acquired by the Company subsequent to the Effective Date, the cost basis shall equal the cost basis of such investment as reflected in the Company’s financial statements and (2) the income tax expense or benefit associated with all investments will be measured from the most recent quarter end immediately prior to the Effective Date through the date of any such calculation.
4.Covenants of the Adviser.
(a)Adviser Status. The Adviser represents that it is registered as an investment adviser under the Advisers Act and covenants that it will maintain such registration until the expiration or earlier termination of this Agreement. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments. The Adviser agrees to observe and comply with applicable provisions of the code of ethics adopted by the Company pursuant to Rule 17j-1 under the Investment Company Act, as such code of ethics may be amended from time to time.
5.Brokerage Commissions, Limitations on Front End Fees; Period of Offering; Assessments.
(a)Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors, including, without limitation, as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.
6.Other Activities of the Adviser.
The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.
7.Responsibility of Dual Directors, Officers and/or Employees.
If any person who is a manager, partner, member, officer or employee of the Adviser or its affiliates is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser or its affiliates shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or its affiliates or under the control or direction of the Adviser or its affiliates, even if paid by the Adviser or its affiliates.

8.Indemnification.
The Adviser and any Sub-Adviser (and their respective officers, directors, managers, partners, shareholders, members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, controlling persons and any other person or entity affiliated with or acting on behalf of the Adviser or any Sub-Adviser, as applicable (each an “Indemnified Party”) and, collectively, the “Indemnified Parties”) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser or any Sub-Adviser in connection with the performance of any of their duties or obligations under this Agreement, any sub-advisory agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect Indemnified Parties (each of whom shall be a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company or any of the Sub-Adviser’s duties or obligations under any sub-advisory agreement, to the extent such losses, damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Investment Company Act, the articles of incorporation of the Company (as amended from time to time) and other applicable law. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of fraud, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder). In addition, notwithstanding any of the foregoing to the contrary, the provisions of this Section 8 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 8 to the fullest extent permitted by law.
9.Effectiveness, Duration and Termination of Agreement.
(a)Term and Effectiveness. This Agreement shall become effective as of Effective Date and shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.
(b)Termination. This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Company upon 60 days’ written notice to the Adviser, (i) upon the vote of a majority of the outstanding voting securities of the Company, or (ii) by the vote of the Board, or (b) by the Adviser upon 120 days’ written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and the provisions of Section 8 shall continue in force and effect and the benefits thereof shall apply to the Adviser and its representatives as and to the extent applicable.
10.Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.
11.Notices.
Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
12.Amendments.
This Agreement may be amended in writing by mutual consent of the Company and the Adviser, subject to the provisions of the Investment Company Act.
13.Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.
14.Third-Party Beneficiaries.
Except for any Sub-Adviser and Indemnified Party, such Sub-Adviser and the Indemnified Parties each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
15.Survival.
The provisions of Sections 8, 9, 16 and this Section 15 shall survive the expiration or earlier termination of this Agreement.

16.Entire Agreement; Governing Law.
This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Texas. For so long as the Company is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Texas, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Investment Advisory and Administrative Services Agreement to be duly executed on the date above written.
                    COMPANY:

MSC INCOME FUND, INC.

By:
Name:
Title:

                    ADVISER:

MSC ADVISER I, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Investment Advisory and Administrative Services Agreement]

Appendix A

Examples of Quarterly Incentive Fee Calculation

Example 1: Subordinated Incentive Fee on Income (*):
Alternative 1 — Assumptions
•Investment income (including interest, dividends, fees and any other income) = 2.00%

•Base management fee (1) = 0.375%

•Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%

•Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = 1.425%

•Hurdle rate (2) = 1.50%

Pre-incentive fee net investment income does not exceed hurdle rate, therefore there is no subordinated incentive fee on income.

Alternative 2 — Assumptions
•Investment income (including interest, dividends, fees and any other income) = 2.70%

•Base management fee (1) = 0. 375%

•Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%

•Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = 2.125%

•Hurdle rate (2) = 1.50%

Pre-incentive net investment income exceeds hurdle rate, therefore there is a subordinated incentive fee on income payable by the Company to the Adviser.

Subordinated incentive fee on income = 50% x pre-incentive fee net investment income in excess of the hurdle rate and through 2.307692%, based on the “catch-up” provision (3)

= 50% x (2.125% – 1.50%)

    = 0.3125%

Alternative 3 — Assumptions
•Investment income (including interest, dividends, fees and any other income) = 3.30%

•Base management fee (1) = 0.375%

•Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%

•Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = 2.725%

•Hurdle rate (2) = 1.50%

•Subordinated incentive fee on income “catch-up” (3) = 2.307692% (9.230769% annual “catch-up” ÷ 4 quarters)

Pre-incentive net investment income exceeds hurdle rate, therefore there is a subordinated incentive fee on income payable by the Company to the Adviser.

•Subordinated incentive fee on income = 17.5% x pre-incentive fee net investment income, subject to “catch-up” (3)

•Subordinated incentive fee on income = 50% x “catch-up” + (17.5% x (pre-incentive fee net investment income – 2.307692%))

•Catch-up     = 2.307692% – 1.50%
        = 0.807692%

•Subordinated incentive fee on income     = (50% x 0.807692%) + (17.5% x (2.725% – 2.307692%))
                        = 0.403846% + (17.5% x 0.417308%)
                        = 0.403846% + 0.073029%
                        = 0.476875% (or 17.5% of 2.725%)

The returns shown are for illustrative purposes only and (i) are all based on quarterly calculations and (ii) exclude any related tax impacts that would be included as part of the actual calculation of the subordinated incentive fee on income. There is no guarantee that positive returns will be realized and actual returns may vary from those shown in the examples above.
_______________
(1)    Represents 1.50% annualized base management fee. The base management fee will be reduced to an annual rate of 1.25% and 1.00%, respectively, of the average value of the Company’s total assets commencing with the first full calendar quarter following the date on which the aggregate fair value of the Company’s LMM Portfolio Investments falls below 20% and 7.5%, respectively, of the Company’s total investment portfolio at fair value.
(2)    Represents 6.0% annualized hurdle rate.
(3)    The “catch-up” provision is intended to provide the Adviser with a subordinated incentive fee on income of 17.5% on all pre-incentive fee net investment income as if a hurdle rate did not apply when the pre-incentive net investment income exceeds 2.307692% in any calendar quarter; the “catch-up” provision provides the Adviser with a subordinated incentive fee on income equal to 50% of the amount of pre-incentive fee net investment income that exceeds 1.50% and is less than or equal to 2.307692%.
(*)     The hypothetical amount of pre-incentive fee net investment income shown is based on a percentage of total net assets and assumes that the Company does not utilize any debt capital.

Example 2: Incentive Fee on Capital Gains:
Alternative 1 — Assumptions
As of the Effective Date: the Company holds an investment in company A (“Investment A”) that was made for $25 million prior to the Effective Date with a fair value, or FV, of $20 million as of the Effective Date

Year 1: FV of Investment A is determined to be $18 million, $20 million investment is made in company B (“Investment B”) and $30 million investment is made in company C (“Investment C”)

Year 2: Investment A is sold for $40 million, FV of Investment B is determined to be $30 million and FV of Investment C is determined to be $32 million

Year 3: Investment B is sold for $30 million and FV of Investment C is determined to be $25 million

Year 4: Investment C is sold for $33 million

The incentive fee on capital gains, if any, would be:
Year 1: None (no realized capital gains or losses; $2 million of cumulative unrealized capital depreciation on Investment A since the Effective Date)

Year 2: Incentive fee on capital gains of $3.5 million ($20 million realized capital gain on sale of Investment A (Investment A sale price of $40 million minus FV of $20 million as of the Effective Date) multiplied by 17.5%; no unrealized capital depreciation on other investments since the Effective Date)

Year 3: Incentive fee on capital gains of $875,000

Cumulative realized capital gains: $30 million ($20 million realized capital gain on the sale of Investment A in Year 2 plus $10 million realized capital gain on the sale of Investment B in Year 3 (Investment B sale price of $30 million minus original cost basis of $20 million))

Cumulative unrealized capital depreciation: $5 million unrealized capital depreciation on Investment C (Investment C FV of $25 million minus original cost basis of $30 million)

Cumulative net realized capital gains minus cumulative unrealized capital depreciation: $25 million ($30 million of cumulative realized capital gains minus $5 million of cumulative unrealized capital depreciation)

Cumulative incentive fee on capital gains: $4.375 million (17.5% x $25 million)
Net incentive fee on capital gains in Year 3: $875,000 ($4.375 million minus $3.5 million incentive fee on capital gains paid in Year 2)

Year 4: Incentive fee on capital gains of $1.4 million

Cumulative realized capital gains: $33 million ($20 million realized capital gain on the sale of Investment A in Year 2 plus $10 million realized capital gain on the sale of Investment B in Year 3 plus $3 million realized capital gain on sale of Investment C in Year 4 (Investment C sale price of $33 million minus original cost basis of $30 million))

No unrealized capital depreciation

Cumulative net realized capital gains minus cumulative unrealized capital depreciation: $33 million ($33 million of cumulative realized capital gains and no unrealized capital depreciation)

Cumulative incentive fee on capital gains: $5.775 million (17.5% x $33 million)
Net incentive fee on capital gains in Year 4: $1.4 million ($5.775 million minus $4.375 million total incentive fees on capital gains paid in Year 2 and Year 3)

Alternative 2 — Assumptions
As of the Effective Date: the Company holds an investment in company A (“Investment A”) that was made for $25 million prior to the Effective Date with a FV of $28 million as of the Effective Date

Year 1: FV of Investment A is determined to be $20 million, $20 million investment is made in company B (“Investment B”) and $30 million investment is made in company C (“Investment C”)

Year 2: FV of Investment A is determined to be $18 million, Investment B is sold for $54 million and FV of Investment C is determined to be $23 million

Year 3: No sales of investments. FV of Investment A is determined to be $16 million and FV of Investment C is determined to be $24 million

Year 4: Investment A is sold for $20 million and FV of Investment C is determined to be $26 million

Year 5:    Investment C is sold for $40 million

The incentive fee on capital gains, if any, would be:
Year 1: None (no realized capital gains or losses; $8 million of cumulative unrealized capital depreciation on Investment A since the Effective Date)

Year 2: Incentive fee on capital gains of $2.975 million

Cumulative realized capital gains: $34 million ($34 million realized capital gain on the sale of Investment B in Year 2 (Investment B sale price of $54 million minus original cost basis of $20 million))

Cumulative unrealized capital depreciation: $17 million ($10 million of unrealized capital depreciation on Investment A since the Effective Date (Investment A FV of $18 million minus FV on Effective Date of $28 million) plus $7 million unrealized capital depreciation on Investment C (Investment C FV of $23 million minus original cost basis of $30 million))

Cumulative net realized capital gains minus cumulative unrealized capital depreciation: $17 million ($34 million of cumulative realized capital gains minus $17 million of cumulative unrealized capital depreciation)

Cumulative incentive fee on capital gains: $2.975 million (17.5% x $17 million)
Net incentive fee on capital gains in Year 2: $2.975 million (no incentive fee on capital gains paid in prior years)

Year 3: None

No additional realized capital gains or losses in Year 3

Cumulative unrealized capital depreciation increased by $1 million to $18 million in Year 3 ($12 million of unrealized capital depreciation on Investment A since the Effective Date (Investment A FV of $16 million minus FV on Effective Date of $28 million) plus $6 million unrealized capital depreciation on Investment C (Investment C FV of $24 million minus original cost basis of $30 million))

Year 4: Incentive fee on capital gains of $875,000

Cumulative net realized capital gains: $26 million ($34 million realized capital gain on the sale of Investment B in Year 2 minus $8 million realized capital loss on the sale of Investment A in Year 4 (Investment A sale price of $20 million minus FV of $28 million as of the Effective Date))

Cumulative unrealized capital depreciation: $4 million ($4 million of unrealized capital depreciation on Investment C (Investment C FV of $26 million minus original cost basis of $30 million))

Cumulative net realized capital gains minus cumulative unrealized capital depreciation: $22 million ($26 million of cumulative net realized capital gains minus $4 million of cumulative unrealized capital depreciation)

Cumulative incentive fee on capital gains: $3.85 million (17.5% x $22 million)
Net incentive fee on capital gains in Year 4: $875,000 ($3.85 million minus $2.975 million incentive fee on capital gains paid in Year 2)

Year 5: Incentive fee on capital gains of $2.45 million

Cumulative net realized capital gains: $36 million ($34 million realized capital gain on the sale of Investment B in Year 2 minus $8 million realized capital loss on the sale of Investment A in Year 4 plus $10 million realized capital gain on sale of Investment C in Year 5 (Investment C sale price of $40 million minus original cost basis of $30 million))

No unrealized capital depreciation

Cumulative net realized capital gains minus cumulative unrealized capital depreciation: $36 million ($36 million of cumulative net realized capital gains and no unrealized capital depreciation)

Cumulative incentive fee on capital gains: $6.3 million (17.5% x $36 million)
Net incentive fee on capital gains in Year 5: $2.45 million ($6.3 million less $3.85 million total incentive fees on capital gains paid in Year 2 and Year 4)

The returns shown are for illustrative purposes only and exclude any related tax impacts that would be included as part of the actual calculation of the incentive fee on capital gains. There is no guarantee that positive returns will be realized and actual returns may vary from those shown in the examples above.